FedFirst Financial Corporation 8-K

Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE Contact: Patrick G. O’Brien Telephone: (724) 684-6800

FEDFIRST FINANCIAL CORPORATION
ADDS A NEW DIRECTOR

MONESSEN, PA— January 27, 2010 – FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced that John M. Swiatek has been appointed to the Company’s board of directors, effective January 26, 2010.  Mr. Swiatek will serve on the Audit, Nominating/Corporate Governance and Compensation Committees.

Mr. Swiatek is currently the Director of the Sports, Entertainment and Marketing division of GSP Consulting Corporation.  Prior to joining GSP Consulting in 2009, Mr. Swiatek co-founded and served as the President and Managing Partner of the Washington Wild Things, a minor league professional baseball team in Washington, Pennsylvania.

Mr. Swiatek received his undergraduate degree in accounting from Duquesne University and his masters’ degree in business administration from Robert Morris University.  He is currently a board member of the Washington County Chamber of Commerce and serves on the Board of Trustees for the Washington Hospital Foundation.

Commenting on the appointment of Mr. Swiatek, Patrick G. O’Brien, President and Chief Executive Officer of the Company, said “We are pleased to add Mr. Swiatek’s experience and expertise to our Board of Directors. The Company is fortunate to have the services of such a prominent and active member of the community.”

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.